Exhibit 99.1

Emily Melton to Step Down from Shift’s Board of Directors

SAN FRANCISCO, August 25, 2022 – Shift Technologies, Inc. (Nasdaq: SFT) announced today that Emily Melton, Lead Director who has served on the company’s Board since 2014, will be stepping down from the Board, effective August 31.

Jason Krikorian, company Director since 2018, will succeed Melton as Lead Independent Director.

“Every entrepreneur should be so lucky as to have an early investor like Emily - she has been an invaluable partner and I could not imagine this journey without her,” said George Arison, Shift’s co-founder and Board Chair. “Since co-leading our Series A, she has been a wonderful supporter, advisor, and mentor to all the leaders at Shift. Thanks to Emily’s sound business judgment, generosity of time, and deep experience in company building, I’ve become a much better founder and leader. I will miss her wise counsel on our Board, but I am immeasurably grateful to my friend who has taught me so much and always stood by us when the company needed it. Thank you Emily for everything you have done for Shift.”

“Emily’s guidance from the earliest days all the way through taking Shift public has been invaluable over the years. She worked shoulder to shoulder with us in building the company, providing discerning insight and bringing her extensive experience in steering companies to success,” said Toby Russell, Shift’s co-founder and Board member. “It’s been an honor to build the company with her and serve alongside her on Shift’s board.”

About Shift

Shift is a leading end-to-end auto ecommerce platform transforming the used car industry with a technology-driven, hassle-free customer experience. Shift’s mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. Shift provides comprehensive, digital solutions throughout the car ownership lifecycle, enabling customers to purchase a vehicle online with financing and vehicle protection products, and a vision to provide high-value support services during car ownership. For more information please visit www.shift.com.

Media Contact

press@shift.com